LETTER OF INTENT TO DISTRIBUTE MOTO METERS™

INTRODUCTORY

This Letter of intent is dated February 25 2014 and confirms your and our mutual intention with respect to the potential distributing of intellectual property identified herein and upon terms and conditions described herein. Having completed satisfactory due diligence, this letter records the desire of the parties to co-operate in entering into a License Agreement (the “Agreement”) between them upon mutually acceptable terms.

THE PARTIES

                        (“Licensee”)

AND:

World Moto Inc. of 131 Thailand Science Park Moo 9, Innovation Cluster 1, INC 1-214, Klong Neung, Klong Luang, Pathumthani 12120

(“Licensor”)

Collectively referred to herein as (“the Parties”).

BACKGROUND

1. World Moto Inc. over a number of years developed a unique next generation Motorcycle Meter called the Moto Meter™ (“the Technology”).

2. Licensor has protection of its intellectual property rights to the product and the supporting software derived therefrom or which use all or any part of its intellectual property by extensive global registered patents and filed patent applications.

3. Licensee wishes to license the Moto Meter™ within the agreed territory or to the agreed market segment.

4. The parties wish to identify the basic terms of formal licensing documentation to be prepared and entered into between them as will achieve their respective intents and result in Licensee having access to all or part of the intellectual property of the Licensor upon agreed terms.

Licensor______

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PRELIMINARY LEGAL CONSIDERATIONS

6. This Letter of Intent is not to be read or regarded as creating legally binding obligations between the parties. It is not capable of giving rise to any ground for a party to institute legal proceedings of any kind against another party other than to enforce any obligation of confidentiality.

7. By signing this Letter of Intent, the parties signify their unqualified intention to proceed without delay to give effect to their expressed intentions by negotiating and preparing licensing and other documentation for approval by their respective Boards and subsequent signing.

8. The legal relationship between the parties is entirely that of independent contractors. No partnership or joint venture or agency or relationship other than that of independent contractor shall come into existence at any time.

FORMS OF LICENSE

9. The form of license to be granted by the Licensor is: [tick as appropriate]

☒ Foundation license granting a two (2) year period of general license granting no exclusivity.

10. The scope of the license granted by the Licensor is to be determined at a later date with respect to geographic locations.

11. In all cases, the license term is to be for two year initially with automatic renewal on yearly terms and terminable by the Licensee with twelve (12) months notice.

FINANCIAL TERMS

12. Upon execution of a licensing agreement between the Parties the Licensee will pay the Licensor for the purchase of the Moto Meter™ at a set price and terms to be agreed upon by both parties.

13. The license agreement is to grant the following minimum rights in respect of the Technology to the Licensee:

(a) Right to use the Technology including all or part of the intellectual property owned by the Licensor for the agreed purposes;

(b) Right to use agreed trademarks of the Licensor including the description Moto Meter™;

(c) Right to resell the Moto Meter™ in areas as specified in Annexure ‘A’ hereto.

14. The license shall be accompanied by the following ancillary agreements to be completed by the Licensee with the Licensor:

Licensor______

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(a) Agreement covering the use of Moto Meter™ supplied by World Moto Inc., Inc having a perpetual term;

(b) Product Implementation Agreement;

(c) Maintenance and/or warranty Agreement

GENERAL PROVISIONS

16. Included Terms

The license agreement governs all use of the Technology including the primary use being the use of the Moto Meter™ products and all other ancillary uses to be outlines on the Agreement

17. Excluded Terms

The grant of rights under the license agreement shall not include the following:

(a) The right of the Licensee to sub-license the Agreement;

(b) The right of the Licensee to assign or transfer the license without the written consent of the Licensor;

(c) Any warranty by the Licensor as to suitability of the Technology for the use contemplated by the Licensee or its compliance with local laws within the licensed territory.

18. Rights of the Licensee

Nothing in the license agreement shall impose on the Licensee the following obligations:

(a) Minimum amounts of success fees payable to the Licensor;

(b) Minimum performance requirements to maintain or preserve license rights other than timely payment of license fees.

19. Rights of the Licensor

Nothing in the license agreement shall prevent the Licensor from the following:

(a) Using the Technology or any or all of its intellectual property for any market segment or within any territory either alone or in conjunction with business partners or joint venturers;

(b) Assigning, selling or transferring any or all of its rights and obligations as Licensor to third parties without consent.

Licensor______

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20. Confidentiality

Each party will maintain confidentiality as to the proposed licensing arrangement until legally binding agreements are entered into. After that time disclosure should only be on terms agreed to by both parties or as permitted in the binding agreements as may be required by applicable law except in the case that the Licensor shall reserve the right to be able to issue a press release stating that the Licensor and Licensee have signed a Letter of Intent.

21. Preparation of Documentation

Licensor will promptly on completion of due diligence provide initial draft licensing documentation described above conforming with the intention of the parties expressed in this Letter of Intent no later than 90 days from the execution of this Letter of Intent.

22. Governing Law

This Letter of Intent is governed by the laws of the Kingdom of Thailand and the Parties submit to the exclusive jurisdiction of the Courts of Thailand.

IN WITNESS WHEREOF the Parties have duly executed this agreement by initialling each page and signing below as of the date on Page 1 of the Agreement.

Per:
Authorized Signatory

Name:

World Moto Inc.

Per:
Authorized Signatory

Name: Paul Giles

Licensor______

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